Huttig Appoints New Board Member

ST. LOUIS, MO -- (Marketwired - January 05, 2016) - Huttig Building Products, Inc. ("Huttig") (NASDAQ: HBP) today announced the appointment of a new director, Gina Hoagland.

Ms. Hoagland is the co-owner, CEO and President of Collaborative Strategies, Inc., a St. Louis based firm that provides board development, strategic and succession planning services to a variety of financial, manufacturing, and distribution companies. Hoagland is currently Chairman of Triad Bank and holds advisory Board positions for Major Eagle / Eagle Brands, G.M. Johnson Company, Duke Manufacturing, Essex Industries, ATRO and Anova. Hoagland graduated from Georgetown University with a dual major in Economics and Government and holds an MBA from the Colgate Darden Garduate School of Business at the University of Virginia.

"We are pleased to welcome Gina to the Board," said Jon Vrabely, President and CEO of Huttig. "Gina's addition to the Board completes a Board succession and transition process that was started in September 2014. Gina's experience in strategic planning, succession planning, and organizational development will be a great advantage to the Board and to Huttig. We look forward to benefiting from her expertise as we continue to advance our strategy to accelerate our growth, financial performance, and position the business for the future."

Hoagland will serve until the Company's next annual meeting of stockholders in April 2016, at which time the Board expects that she will be nominated for re-election.

About Huttig

Huttig, currently in its 131st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 26 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the United States Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to, changes relating to future financial performance, the housing market, distribution channels, sales, supplier relationships, inventory levels, the ability to meet customer needs, competitive posture, obligations with respect to environmental remediation (including our ability to remediate the Montana site in accordance with regulatory requirements and within cost estimates), deterioration in our relationship with our unionized employees, including work stoppages or other disputes, and the financial impact of litigation or contingencies. Other important factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information, include, but are not limited to those detailed in Huttig's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission and in other reports filed by Huttig with the Securities and Exchange Commission from time to time.

For more information, contact:
Don Hake
investor@huttig.com